Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Fourth Quarter and Full-Year 2015 Financial Results; Provides 2016 Guidance
Fourth Quarter 2015 Consolidated Results

•	Total Revenues of $1.6 billion, up 2% y/y

•	Reports fully diluted EPS of $1.01, adjusted EPS of $0.95* excluding the impact of deferred tax asset valuation allowance

•	Free Cash Flow of $177 million*

•	Records a charge of $7.3 million on the 747 program as a result of production rate decrease starting in September 2016

Full-Year 2015 Consolidated Results

•	Total Revenues of $6.6 billion, down 2% y/y

•	Reports fully diluted EPS of $5.66, adjusted EPS of $3.92* excluding the impact of deferred tax asset valuation allowance

•	Free Cash Flow of $930 million*

•	Total backlog of ~$47 billion

Key Announcements

•	Issues Full-Year 2016 Guidance: Revenues $6.6 - $6.7 billion, Earnings Per Share of $4.15 - $4.35, Free Cash Flow of $350 - $400 million*

•	Completion of $350 million share repurchase program; Announces a new share repurchase program of up to $600 million through December 31, 2017

Wichita, Kan., Feb. 3, 2016 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2015 financial results driven by strong operating performance of mature programs. Spirit’s fourth quarter 2015 revenues were $1.61 billion, up 2 percent from revenues of $1.57 billion for the same period of 2014, primarily due to higher revenues on the A350 XWB program driven by higher production deliveries.

*Non-GAAP financial measure, see Appendix for reconciliation

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2015	2014	Change	2015	2014	Change
Revenues	$1,609	$1,574	2%	$6,644	$6,799	(2%)
Operating Income (Loss)	$206	($273)	175%	$863	$354	144%
Operating Income (Loss) as a % of Revenues	12.8%	(17.3%)	3,010 BPS	13.0%	5.2%	780 BPS
Net Income (Loss)	$138	($106)	230%	$789	$359	120%
Net Income (Loss) as a % of Revenues	8.6%	(6.7%)	1,530 BPS	11.9%	5.3%	660 BPS
Earnings (Loss) Per Share (Fully Diluted)	$1.01	($0.77)	231%	$5.66	$2.53	124%
Fully Diluted Weighted Avg Share Count	137.1	138.8		139.4	141.6

Operating income for the fourth quarter of 2015 was $206 million compared to operating loss of ($273) million in the fourth quarter of 2014 primarily due to the Gulfstream divestiture. Net income for the quarter was $138 million, or $1.01 per share, compared to net loss of ($106) million, or ($0.77) per share, in the same period of 2014. Revenue for the full-year 2015 declined 2 percent to $6.6 billion primarily due to the Gulfstream wing divestiture and lower revenues recognized on the 787 program. Operating income for the full-year was $863 million compared to operating income of $354 million for the prior year. Full-year net income was $789 million, or $5.66 per share, compared to net income of $359 million, or $2.53 per share in 2014. (Table 1)
“Operationally, we had a very good year. We met our quality and delivery commitments to our customers. Both Boeing and Airbus achieved a record number of aircraft deliveries in 2015 reflecting continued strong demand for these best-selling airplanes. We are proud to be a key supplier to these important customers,” said President and Chief Executive Officer Larry Lawson.
“We delivered the first 737 MAX fuselage and components to Boeing on schedule, and the first A350-1000 fixed leading edge and fuselage to Airbus on schedule. Our customers achieved key milestones last year with the certification of the A320 NEO and the delivery of fourteen A350s by Airbus, and the completion of final assembly of the first 737 MAX and the first flight of the KC-46 refueling tanker by Boeing,” Lawson added.
“Financially, we generated record cash and record earnings per share. We were active in the market last year and bought 5.7 million shares, or 4 percent of our total outstanding shares, for $300 million. We used the remaining $50 million of our share repurchase authorization early this year,” Lawson added.
“Looking ahead to 2016, we intend to build upon the success that we’ve achieved over the last two years through a comprehensive treatment of all cost from logistics to the supply chain,” Lawson concluded.

The Board of Directors has authorized a new share repurchase program of up to $600 million of Spirit’s common stock under which repurchases may be made intermittently through December 31, 2017.
Spirit’s backlog at the end of the fourth quarter of 2015 increased by 1.4 percent from the previous quarter to $47 billion as orders exceeded deliveries.
Spirit updated its contract profitability estimates during the fourth quarter of 2015 resulting in pretax $8.5 million, or $0.04 per share, favorable cumulative catch-up adjustments on mature programs due to improved performance and reduced risks. Additionally, the company recorded a favorable change in estimates on forward-loss programs of $5.7 million, or $0.03 per share. In comparison, Spirit recorded pretax $63 million, or $0.31 per share, favorable cumulative catch-up adjustments and a favorable change in estimates on forward-loss programs of $27 million, or $0.13 per share, in the fourth quarter of 2014.
Adjusted free cash flow from operations was a $131 million* source of cash for the fourth quarter of 2015, compared to a $107 million* source of cash in the fourth quarter of 2014. Full-year adjusted free cash flow was a $738 million* source of cash compared to a $302 million* source of cash in 2014. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	4th Quarter		Twelve Months
($ in millions)	2015	2014	2015	2014
Cash Flow from Operations	$320	$33	$1,290	$362
Purchases of Property, Plant & Equipment	($143)	($86)	($360)	($220)
Free Cash Flow*	$177	($53)	$930	$142
Adjusted Free Cash Flow*	$131	$107	$738	$302

Liquidity			December 31, 2015	December 31, 2014
Cash			$957	$378
Total Debt			$1,133	$1,154
Cash balance at the end of the year was $957 million, reflecting the purchase of 5.7 million shares, or 4 percent of our total outstanding shares, for $300 million. At the end of 2015, the company’s $650 million revolving credit facility remained undrawn. Debt balances at the end of the fourth quarter of 2015 were $1.1 billion. The company’s credit rating remained unchanged at the end of the fourth quarter 2015.

* Non-GAAP financial measure, see Appendix for reconciliation

Financial Outlook and Risk to Future Financial Results
Spirit revenue for the full-year 2016 is expected to be $6.6 - $6.7 billion. Fully diluted earnings per share for 2016 is expected to be $4.15 - $4.35 per share. Free cash flow is expected to be between $350 million and $400 million*, with capital expenditures ranging between $225 million and $275 million. The effective tax rate for 2016 is forecasted to be approximately 31.5 - 32.5 percent. (Table 3)
Risks to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release and in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

Table 3. Financial Outlook Issued February 3, 2016	2016 Guidance
Revenues	$6.6 - $6.7 billion
Earnings Per Share (Fully Diluted)	$4.15 - $4.35
Effective Tax Rate	~31.5% - 32.5%
Free Cash Flow*	$350 - $400 million

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenues in the fourth quarter of 2015 were $823 million, up from $788 million for the same period last year. Operating margin for the fourth quarter of 2015 was 17.5 percent as compared to 17.9 percent during the same period of 2014. In the fourth quarter of 2015, the segment recorded pretax $1 million favorable cumulative catch-up adjustments on mature programs, and a favorable change in estimates on forward-loss programs of $2.3 million. In comparison, the company recorded pretax $28 million favorable cumulative catch-up adjustments on mature programs, and a favorable change in estimates on forward-loss programs of $11 million on the 747-8 and 767 programs combined in the fourth quarter of 2014.

Propulsion Systems
Propulsion Systems segment revenues in the fourth quarter of 2015 were $435 million compared to $385 million for the same period last year. Operating margin for the fourth quarter of 2015 was 22.8 percent as compared to 27.7 percent in the fourth quarter of 2014. In the fourth quarter of 2015, the segment realized pretax $4.2 million favorable cumulative catch-up adjustments on mature programs, and a favorable change in estimates on forward-loss programs of $3.7 million. In comparison, the segment realized pretax $21 million favorable cumulative catch-up adjustments on mature programs and recorded a favorable change in estimates on forward-loss programs of $16 million on the BR725 and 767 programs combined in the fourth quarter of 2014.

Wing Systems
Wing Systems segment revenues in the fourth quarter of 2015 were $352 million, down from $397 million for the same period last year primarily due to the Gulfstream divestiture. Operating margin for the fourth quarter of 2015 was 10.7 percent as compared to 15.2 percent during the same period of 2014. In the fourth quarter of 2015, the segment recorded pretax $3.3 million favorable cumulative catch-up adjustments on mature programs and a favorable change in estimate of $6.3 million on the non-recurring A350 XWB program and a forward loss of $6.6 million on the 747-8 program. In comparison, the segment recorded pretax $14 million favorable cumulative catch-up adjustments on mature programs in the fourth quarter of 2014.

Table 4. Segment Reporting (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2015	2014	Change	2015	2014	Change
Segment Revenues
Fuselage Systems	$822.8	$787.6	4.5%	$3,447.0	$3,354.9	2.7%
Propulsion Systems	434.7	384.7	13.0%	1,750.7	1,737.2	0.8%
Wing Systems	352.3	397.2	(11.3%)	1,437.7	1,695.9	(15.2%)
All Other	(0.4)	4.9		8.5	11.2
Total Segment Revenues	$1,609.4	$1,574.4	2.2%	$6,643.9	$6,799.2	(2.3%)

Segment Earnings from Operations
Fuselage Systems	$144.1	$140.7	2.4%	$607.3	$557.3	9.0%
Propulsion Systems	99.2	106.7	(7.0%)	378.2	354.9	6.6%
Wing Systems	37.6	60.5	(37.9%)	178.5	244.6	(27.0%)
All Other	—	3.4		1.3	3.4
Total Segment Operating Earnings	$280.9	$311.3	(9.8%)	$1,165.3	$1,160.2	0.4%

Unallocated Expense
Corporate SG&A	($60.9)	($68.9)	(11.6%)	($220.8)	($233.8)	(5.6%)
Research & Development	(7.6)	(7.5)	1.3%	(27.8)	(29.3)	(5.1%)
Cost of Sales	(6.6)	(36.7)	(82.0%)	(53.7)	(72.0)	(25.4%)
Loss on Divestiture of Programs	—	(471.1)		—	(471.1)
Total Earnings (Loss) from Operations	$205.8	($272.9)	175.4%	$863.0	$354.0	143.8%

Segment Operating Earnings as % of Revenues
Fuselage Systems	17.5%	17.9%	(40) BPS	17.6%	16.6%	100 BPS
Propulsion Systems	22.8%	27.7%	(490) BPS	21.6%	20.4%	120 BPS
Wing Systems	10.7%	15.2%	(450) BPS	12.4%	14.4%	(200) BPS
All Other	—	69.4%		15.3%	30.4%
Total Segment Operating Earnings as % of Revenues	17.5%	19.8%	(230) BPS	17.5%	17.1%	40 BPS

Total Operating Earnings (Loss) as % of Revenues	12.8%	(17.3%)	3,010 BPS	13.0%	5.2%	780 BPS

Contact information:
Investor Relations: Ghassan Awwad (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should,” “will,” and other similar words or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations and manage costs related to our new and maturing commercial, business aircraft and military development programs and the related recurring production; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 6) customer cancellations or deferrals as a result of global economic uncertainty; 7) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 8) the success and timely execution of key milestones such as receipt of necessary regulatory approvals and customer adherence to their announced schedules; 9) our ability to successfully negotiate future pricing under our supply agreements with Boeing, Airbus and our other customers; 10) our ability to enter into profitable supply arrangements with additional customers; 11) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 12) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; 13) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 14) our ability to avoid or recover from cyber-based or other security attacks, information technology failures or other disruptions; 15) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 16) our ability to borrow additional funds or refinance debt; 17) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 18) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 19) any reduction in our credit ratings; 20) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 21) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 22) spending by the U.S. and other governments on defense; 23) the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; 24) our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; 25) the effectiveness of any interest rate hedging programs; 26) the effectiveness of our internal control over financial reporting; 27) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 28) exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2015	2014	2015	2014
B737	113	114	502	493
B747	3	4	15	18
B767	5	4	18	14
B777	24	22	102	99
B787	29	28	126	118
Total	174	172	763	742

A320 Family	124	124	494	505
A330/340	14	26	77	113
A350	14	5	37	16
A380	6	7	24	29
Total	158	162	632	663

Business/Regional Jet	20	35	62	140

Total Spirit	352	369	1,457	1,545

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	($ in millions, except per share data)
Net revenues	$1,609.4	$1,574.4	$6,643.9	$6,799.2
Operating costs and expenses:
Cost of sales	1,335.1	1,299.8	5,532.3	5,711.0
Selling, general and administrative	60.9	68.9	220.8	233.8
Research and development	7.6	7.5	27.8	29.3
Loss on divestiture of programs	—	471.1	—	471.1
Total operating costs and expenses	1,403.6	1,847.3	5,780.9	6,445.2
Operating income (loss)	205.8	(272.9)	863.0	354.0
Interest expense and financing fee amortization	(11.0)	(15.9)	(52.7)	(88.1)
Other expense, net	(1.4)	(2.3)	(2.2)	(3.5)
Income (loss) before income taxes and equity in net income of affiliate	193.4	(291.1)	808.1	262.4
Income tax (provision) benefit	(55.4)	184.8	(20.6)	95.9
Income (loss) before equity in net income of affiliate	138.0	(106.3)	787.5	358.3
Equity in net income of affiliate	0.3	0.1	1.2	0.5
Net income (loss)	$138.3	($106.2)	$788.7	$358.8

Earnings (loss) per share
Basic	$1.02	($0.77)	$5.69	$2.55
Shares	136.2	138.8	138.4	140.0

Diluted	$1.01	($0.77)	$5.66	$2.53
Shares	137.1	138.8	139.4	141.6

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2015	December 31, 2014
	($ in millions)
Current assets
Cash and cash equivalents	$957.3	$377.9
Accounts receivable, net	537.0	605.6
Inventory, net	1,774.4	1,753.0
Deferred tax asset - current	—	53.2
Other current assets	30.4	262.4
Total current assets	3,299.1	3,052.1
Property, plant and equipment, net	1,950.7	1,783.6
Pension assets	246.9	203.4
Other assets	280.8	123.6
Total assets	$5,777.5	$5,162.7
Current liabilities
Accounts payable	$618.2	$611.2
Accrued expenses	230.2	329.1
Profit sharing	61.6	111.8
Current portion of long-term debt	35.6	9.4
Advance payments, short-term	178.3	118.6
Deferred revenue, short-term	285.5	23.4
Deferred grant income liability - current	11.9	10.2
Other current liabilities	37.7	45.1
Total current liabilities	1,459.0	1,258.8
Long-term debt	1,097.6	1,144.1
Advance payments, long-term	507.4	680.4
Pension/OPEB obligation	67.7	73.0
Deferred revenue and other deferred credits	170.0	27.5
Deferred grant income liability - non-current	82.3	96.1
Other liabilities	273.5	260.8
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 135,617,589 and 141,084,378 shares issued and outstanding, respectively	1.4	1.4
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 121 and 4,745 shares issued and outstanding, respectively	—	—
Additional paid-in capital	1,051.6	1,035.6
Accumulated other comprehensive loss	(160.5)	(153.8)
Retained earnings	1,656.2	867.5
Treasury stock, at cost (9,691,865 and 4,000,000 shares, respectively)	(429.2)	(129.2)
Total shareholders’ equity	2,119.5	1,621.5
Noncontrolling interest	0.5	0.5
Total equity	2,120.0	1,622.0
Total liabilities and equity	$5,777.5	$5,162.7

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2015	December 31, 2014
	($ in millions)
Operating activities
Net income	$788.7	$358.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	180.5	170.2
Amortization expense	0.6	5.8
Amortization of deferred financing fees	6.9	23.3
Accretion of customer supply agreement	2.6	1.1
Employee stock compensation expense	26.0	16.4
Excess tax benefits from share-based payment arrangements	(10.7)	(2.6)
Loss from interest rate swaps	—	0.5
Loss (gain) from hedge contracts	1.6	(1.4)
Loss from foreign currency transactions	8.6	10.5
Loss on divestiture of programs	—	471.1
Loss on disposition of assets	14.7	13.7
Deferred taxes	(162.2)	(8.4)
Long-term tax provision	—	(1.2)
Pension and other post-retirement benefits, net	(26.0)	(24.0)
Grant income	(10.4)	(8.6)
Equity in net income of affiliate	(1.2)	(0.5)
Changes in assets and liabilities
Accounts receivable, net	62.2	(64.7)
Inventory, net	(44.2)	(332.2)
Accounts payable and accrued liabilities	(89.1)	(22.1)
Profit sharing/deferred compensation	(50.0)	73.8
Advance payments	(113.3)	(52.9)
Income taxes receivable/payable	251.9	(177.9)
Deferred revenue and other deferred credits	407.3	2.2
Cash transferred on divestiture of programs	—	(160.0)
Other	45.2	70.7
Net cash provided by operating activities	$1,289.7	$361.6
Investing activities
Purchase of property, plant and equipment	(360.1)	(220.2)
Proceeds from sale of assets	2.7	0.5
Change in restricted cash	—	(19.9)
Net cash used in investing activities	($357.4)	($239.6)
Financing activities
Proceeds from issuance of debt	535.0	—
Proceeds from issuance of bonds	—	300.0
Principal payments of debt	(36.5)	(16.8)
Payments on term loan	(534.9)	—
Payment on bonds	—	(300.0)
Taxes paid related to net share settlement awards	(20.7)	—
Excess tax benefits from share-based payment arrangements	10.7	2.6
Debt issuance and financing costs	(4.7)	(20.8)
Purchase of treasury stock	(300.0)	(129.2)
Net cash used in financing activities	($351.1)	($164.2)
Effect of exchange rate changes on cash and cash equivalents	(1.8)	(0.6)
Net increase (decrease) in cash and cash equivalents for the period	$579.4	($42.8)
Cash and cash equivalents, beginning of the period	377.9	420.7
Cash and cash equivalents, end of the period	$957.3	$377.9

Appendix

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted EPS
	4th Quarter				Twelve Months
	2015		2014		2015		2014
GAAP Diluted Earnings Per Share	$1.01		($0.77)		$5.66		$2.53
Net Loss Impact of the Gulfstream Divestiture	—		1.42	a	—		1.39	a
Impact of Release of Deferred Tax Asset Valuation Allowance	(0.06)	b	0.22	b	(1.74)	c	(0.35)	c
Adjusted Diluted Earnings Per Share	$0.95		$0.87		$3.92		$3.57

Diluted Shares	137.1		138.8		139.4		141.6

a Represents the net earnings per share impact of the Gulfstream divestiture of $471.1 million charge less tax benefit of $273.9 million.

b Represents the net earnings per share impact of deferred tax asset valuation allowance not associated with the Gulfstream divestiture of ($8.4) million in 2015 and $30.2 million in 2014.

c Represents the net earnings per share impact of deferred tax asset valuation allowance not associated with the Gulfstream divestiture of ($241.9) million in 2015 and ($49.1) million in 2014.

Adjusted Free Cash Flow
($ in millions)
	4th Quarter		Twelve Months		Guidance
	2015	2014	2015	2014	2016
Cash Provided by Operating Activities	$320	$33	$1,290	$362	$575 - $675
Capital Expenditures	(143)	(86)	(360)	(220)	(225 - 275)
Free Cash Flow	$177	($53)	$930	$142	$350 - $400
Cash Transferred on Gulfstream Divestitures	—	160	—	160
Cash Received under 787 Interim Pricing Agreement	(46)	—	(192)	—
Adjusted Free Cash Flow	$131	$107	$738	$302